Exhibit 1.1

EXECUTION VERSION
DORIAN LPG LTD.
Common Stock
Having an Aggregate Offering Price of up to
 $40,000,000
Equity Distribution Agreement
August 25, 2017
Evercore Group L.L.C.
55 East 52nd Street
 New York, New York, 10055
Ladies and Gentlemen:
Dorian LPG Ltd. is a corporation incorporated under the laws of the Marshall Islands (the "Company").  The Company confirms its agreement (this "Agreement") with Evercore Group L.L.C. (the "Manager") as follows:
1.
Description of Shares.  The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, shares of its Common Stock, $0.01 per value per share (the "Common Stock"), having an aggregate gross sales price of up to $40,000,000 (the "Shares"), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For avoidance of doubt, the term "Shares" as used in this Agreement refers only to the shares of Common Stock to be sold pursuant to this Agreement. For purposes of selling the Shares through the Manager, the Company hereby appoints the Manager as exclusive agent of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and the Manager agrees to use its commercially reasonable efforts to solicit purchases of the Shares on the terms and subject to the conditions stated herein.  The Manager acknowledges that the Company may enter into another sales agency agreement or other similar arrangement with another agent or other representative in respect of at the market offerings of the Common Stock in accordance with Rule 415(a)(4) of the Act, provided that the Company agrees that it has not and will not enter into any such sales agency agreements or other similar arrangements, other than this Agreement, without prior notice to the Manager, including, if applicable, pursuant to Section 4.9 herein. The Company acknowledges and agrees that in undertaking its obligations under this Agreement, the Manager may act through one or more of its agents. The Company agrees that whenever it determines to sell the Shares directly to the Manager as principal, it will enter into a separate agreement (each, a "Terms Agreement") in substantially the form of Annex A hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 19 hereof.

2.	Representations, Warranties and Agreements of the Company. The Company represents and warrants to, and agrees with, the Manager at the Execution Time as set forth below.

2.1
Registration.  The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a registration statement (File No. 333-208375) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Shares.  Such Registration Statement, including any amendments thereto and any related Rule 462(b) Registration Statement filed prior to the Execution Time or prior to such time this representation is repeated or deemed to be made, has been declared or become effective under the Act. Copies of such Registration Statement and each of the amendments thereto, if any, which are not publicly available via the Commission's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System, have been delivered by the Company to the Manager.

Any reference to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any documents or information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of such Base Prospectus, Prospectus Supplement or the Prospectus, as the case may be. Any reference to any amendment or supplement to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any document filed under the Exchange Act, after the date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be, and incorporated by reference in the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be. Any reference to any amendment to the Registration Statement shall be deemed to include any periodic report of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement. The Commission has not issued any order preventing or suspending the use of the Base Prospectus, the Prospectus Supplement or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding or examination for such purpose has been instituted or, to the knowledge of the Company, threatened by the Commission.
2.2
No Ineligible Issuer.  (i) At the time of filing the Registration Statement and (ii) as of the Execution Time (with such time being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

2.3
Form of Documents.  The Registration Statement conformed when filed and will conform in all material respects on each Effective Date, at the Execution Time, at each Applicable Time, at each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer of Shares, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, with the applicable requirements of the Act and the rules and regulations thereunder. The Prospectus Supplement and the Prospectus conformed or will conform in all material respects when filed with the Commission pursuant to Rule 424(b), and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of the Shares, to the requirements of the Act and the rules and regulations thereunder. The documents incorporated by reference in the Prospectus Supplement or the Prospectus conformed, and any further documents so incorporated will conform, when filed with the Commission, in all material respects to the requirements of the Exchange Act or the Act, as applicable, and the rules and regulations of the Commission thereunder.

2.4
No Material Misstatements or Omissions in the Registration Statement.  The Registration Statement, as of each Effective Date, at the Execution Time, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Manager specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of the Manager consists of the information described as such in Section 7.2 hereof.

2.5
No Material Misstatements or Omissions in the Prospectus.  The Prospectus, at the Execution Time, at each Applicable Time, on each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Manager specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of the Manager consists of the information described as such in Section 7.2 hereof.

2.6
No Material Misstatements or Omissions in Documents Incorporated by Reference. The documents incorporated by reference in the Prospectus Supplement or the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.7
Proceedings Under the Act.  The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Act, and the Company is not the subject of a pending proceeding under Section 8A of the Act in connection with the offering of the Shares.

2.8
Emerging Growth Company.  From the time of the initial filing of the Registration Statement to the Commission through the date hereof, the Company has been and is an "emerging growth company," as defined in Section 2(a) of the Act (an "Emerging Growth Company").

2.9	Regulation M Exemptions. The Common Stock is an "actively-traded security" exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.
2.10
Valid Issuance of the Shares.  At each Settlement Date and each Time of Delivery, if any, the Shares to be issued and sold on such date will be duly authorized and, when issued and delivered to the Manager simultaneously with payment therefor in accordance with the terms hereof, will be validly issued, fully paid and nonassessable; and the issuance of the Shares is not subject to any preemptive or similar rights.

2.11
No Material Adverse Change.  Since the date of the most recent financial statements of the Company included in the Registration Statement and the Prospectus, except as otherwise disclosed in the Registration Statement and the Prospectus, (i) there has not been any change in the capital stock, short-term debt or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders' equity, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

2.12
Organization and Good Standing.  The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders' equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a "Material Adverse Effect").  Other than the subsidiaries listed in Exhibit 21.1 to its Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the Commission on June 14, 2017 and its 50% equity interest in Helios LPG Pool LLC (the "Helios LPG Pool") the Company does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

2.13
Capitalization.  The Company has an authorized capitalization as set forth in the Registration Statement and the Prospectus under the heading "Capitalization"; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except pursuant to the Company's Equity Incentive Plan or as otherwise described in or expressly contemplated by the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement and the Prospectus; and (i) all the outstanding shares of capital stock or other equity interests of each subsidiary and (ii) 50% of the equity interests in the Helios LPG Pool are owned, directly or indirectly, by the Company and have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

2.14
Stock Options.  With respect to any stock options (the "Stock Options") granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the "Company Stock Plans"), (i) each Stock Option intended to qualify as an "incentive stock option" under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans and all other applicable laws and regulatory rules or requirements, including the rules of any exchange on which Company securities are traded, and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

2.15
Due Authorization.  The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken.

2.16
Equity Distribution Agreement. This Agreement has been duly authorized, executed and delivered by the Company.  This Agreement conforms in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

2.17
No Violation or Default.  Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

2.18
No Conflicts.  The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule  or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

2.19
No Consents Required.  No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc. ("FINRA") and under applicable state securities laws.

2.20
Legal Proceedings.  Except as described in the Registration Statement and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries or the Helios LPG Pool, is or may be a party or to which any property of the Company or any of its subsidiaries or of the Helios LPG Pool, is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries or the Helios LPG Pool, as applicable, could reasonably be expected to have a Material Adverse Effect; no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Registration Statement or the Prospectus that are not so described in the Registration Statement and the Prospectus and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement and the Prospectus.

2.21
Independent Accountants.  Deloitte Certified Public Accountants S.A. ("Deloitte"), who have certified certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) ("PCAOB") and as required by the Securities Act.

2.22
Title to Real and Personal Property.  Except as described in the Registration Statement and the Prospectus, the Company and its subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.23
Title to Intellectual Property.  The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others. The Company and its subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which could reasonably be expected to result in a Material Adverse Effect.

2.24
No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act or Exchange Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents.

2.25
Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement and the Prospectus, will not be required to register as an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Investment Company Act").

2.26
Taxes.  The Company and its subsidiaries have paid all applicable U.S. federal, state, local and non-U.S. taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Registration Statement and the Prospectus, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

2.27
Licenses and Permits.  The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate U.S. federal, state, local or non-U.S. governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement and the Prospectus, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

2.28
No Labor Disputes.  No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries' principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.

2.29
Compliance with and Liability under Environmental Laws.  (i) The Company and its subsidiaries (a) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws and international conventions, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release (as defined below) or threat of Release of Hazardous Materials (collectively, "Environmental Laws"), (b) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (c) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (d) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (e) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in the Registration Statement and the Prospectus, (a) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (b) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (c) none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

2.30
Hazardous Materials.  There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by the Company or any of its subsidiaries (or, to the knowledge of the Company and its subsidiaries, any other entity (including any predecessor) for whose acts or omissions the Company or any of its subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property, vessel or facility now or previously owned, operated or leased by the Company or any of its subsidiaries, or at, on, under or from any other property, vessel or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  "Hazardous Materials" means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids (including liquefied petroleum gas), asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law.  "Release" means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

2.31
Compliance with ERISA.  Except in each case as would not, individually or in the aggregate, have a Material Adverse Effect, each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no "accumulated funding deficiency" as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan exceeds the present value of all benefits accrued under such plan (determined based on those assumptions used to fund such plan).

2.32
Disclosure Controls.  The Company and its subsidiaries maintain an effective system of "disclosure controls and procedures" (as defined in Rule 13a-15(e) of the Exchange Act that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports it is required to file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure.

2.33
Accounting Controls.  The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included as an exhibit to the Registration Statement is accurate.  There are no material weaknesses or significant deficiencies in the Company's internal controls and such system is effective and complies in all material respects with the requirements of the Exchange Act.

2.34
Insurance.  The Company and its subsidiaries have insurance (which term shall include P&I clubs) covering their respective properties, operations, personnel and businesses, including loss of hire interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate in the Company's reasonable judgment to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

2.35
No Unlawful Payments.  Neither the Company nor any of its subsidiaries, directors or officers nor, to the knowledge of the Company, the Helios LPG Pool or any employee of the Company or any of its subsidiaries or of the Helios LPG Pool, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries or the Helios LPG Pool has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.  The Company and its subsidiaries and, to the Company's knowledge, the Helios LPG Pool, have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

2.36
Compliance with Anti-Money Laundering Laws.  The operations of the Company and its subsidiaries and, to the Company's knowledge, the Helios LPG Pool, are and have been conducted in all material respects at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries, or the Helios LPG Pool, as applicable, conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries and, to the Company's knowledge, the Helios LPG Pool, with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.37
No Conflicts with Sanctions Laws.  Neither the Company nor any of its subsidiaries, directors or officers nor, to the knowledge of the Company, the Helios LPG Pool or any employee of the Company or any of its subsidiaries or of the Helios LPG Pool, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries or the Helios LPG Pool is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC") or the U.S. Department of State and including, without limitation, the designation as a "specially designated national" or "blocked person"), the United Nations Security Council ("UNSC"), the European Union, Her Majesty's Treasury ("HMT") or other relevant sanctions authority (collectively, "Sanctions"), nor is the Company, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria (each, a "Sanctioned Country"); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country, or  (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.  For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

2.38
No Restrictions on Subsidiaries.  Except as otherwise disclosed in the Registration Statement and the Prospectus, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's properties or assets to the Company or any other subsidiary of the Company.

2.39
No Currency Controls. Except as disclosed in the Prospectus, under current laws and regulations of the Republic of the Marshall Islands and any political subdivision thereof, all dividends and other distributions declared and payable on the Shares may be paid by the Company to the holder thereof in United States dollars that may be transferred out of the Republic of the Marshall Islands and all such payments made to holders thereof or therein who are non-residents of the Republic of the Marshall Islands will not be subject to income, withholding or other taxes under laws and regulations of Marshall Islands or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in the Republic of the Marshall Islands or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the Republic of the Marshall Islands or any political subdivision or taxing authority thereof or therein.

2.40
No Broker's Fees.  Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or the Manager for a brokerage commission, finder's fee or like payment in connection with the offering and sale of the Shares.

2.41
No Registration Rights.  Except for any registration rights which have been waived pursuant to valid and binding waivers, which such registration rights are disclosed in the Registration Statement and the Prospectus, no person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act on the Registration Statement or any other registration statement under the Securities Act filed by the Company with the Commission in each case, by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Shares.

2.42
No Stabilization.  The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

2.43
Forward-Looking Statements.  No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

2.44
Statistical and Market Data.  Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

2.45
Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company's directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the "Sarbanes-Oxley Act"), including Section 402 related to loans.

2.46
Owned Vessels.  Each of the vessels described in the Registration Statement and the Prospectus (the "Owned Vessels") is owned directly by a subsidiary of the Company (each a "Vessel–Owning Subsidiary") and is duly registered as a vessel under the laws of the jurisdiction set forth opposite its name on Schedule 1-A in the sole ownership of the subsidiary of the Company set forth opposite its name on Schedule 1-A, each such subsidiary has good title to the applicable Owned Vessel and no other action is necessary to establish and perfect such entity's title to and interest in any of the Owned Vessels as against any charterer or third party and is owned directly by such Vessel-Owning Subsidiary free and clear of all liens, claims, security interests or other encumbrances, except such as are described in or contemplated by the Registration Statement and the Prospectus; each such Owned Vessel is in good standing with respect to the payment of past and current taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction.

2.47
Compliance with Maritime Guidelines.  Each Owned Vessel is operated in compliance with the rules, codes of practice, conventions, protocols, guidelines or similar requirements or restrictions imposed, published or promulgated by any court or regulatory or administrative agency, classification society or insurer applicable to the respective vessel (collectively, "Maritime Guidelines") and all applicable international, national, state and local conventions, laws, regulations, orders, licenses, certificates, permits and other requirements (including, without limitation, all Environmental Laws), except where such failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each applicable subsidiary is qualified to own or lease, as the case may be, and operate such Vessels under all applicable international, national, state and local conventions, laws, regulations, orders, licenses, certificates, permits and other requirements (including, without limitation, all Environmental Laws) and Maritime Guidelines, including the laws, regulations and orders of each such vessel's flag state, except where such failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.

2.48
Vessel Insurance Coverage.  The Company and each Vessel-Owning Subsidiary carries or is entitled to the benefit of insurance relating to such Vessels and their respective properties, operations, personnel and business with financially sound and reputable insurers (which term shall include P&I clubs), in such amounts and covering such risks as are adequate in the Company's reasonable judgment to protect the Company and its subsidiaries and their respective businesses, and all such insurance will be maintained in full force and effect.

2.49
Classification.  Each Owned Vessel is classed by any of Lloyd's Register of Shipping, American Bureau of Shipping, Det Norske Veritas or a classification society which is a full member of the International Association of Classification Societies and each Owned Vessel is in class with valid class and trading certificates, without any overdue recommendations except for such that would not, individually or in the aggregate, have a Material Adverse Effect.

2.50
Passive Foreign Investment Company Status.  Based on the Company's current projected income, assets and activities, the Company does not expect to be classified as a "passive foreign investment company" as such term is defined in the Code for its current taxable year or for any subsequent taxable year.

2.51
Immunity.  Neither the Company nor any subsidiary or any of their respective properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the United States, the Republic of the Marshall Islands, the United Kingdom, the Hellenic Republic, the Bahamas or any political subdivisions thereof.

2.52
Submission to Jurisdiction.  The Company has the power to submit, and pursuant to Section 15 of this Agreement has legally, validly, effectively and irrevocably submitted, to the jurisdiction of any federal or state court in the State of New York, County of New York, and has the power to designate, appoint and empower, and pursuant to Section 15 of this Agreement has legally, validly and effectively designated, appointed and empowered, an agent for service of process in any suit or proceeding based on or arising under this Agreement in any federal or state court in the State of New York.

2.53
No Stamp Tax.  No stamp duty, stock exchange tax, value-added tax, withholding or any other similar duty or tax is payable in the United States, the Republic of Marshall Islands, the United Kingdom or the Hellenic Republic, any political subdivision thereof or to any authority having power to tax, in connection with the execution, delivery or performance of this agreement by the Company or the issuance, sale or delivery of the Shares to be sold by the Company in the manner contemplated by this agreement and the Prospectus.

2.54
No Distribution of Other Offering Materials.  The Company has not distributed and will not distribute, any offering material (as defined under the Act) in connection with the offering and sale of the Shares other than the Registration Statement, Prospectus and any Prospectus Supplement, and any other materials, if any, permitted by the Act, including Rule 134 under the Act.

2.55
NYSE.  The Company is in compliance with the rules of the New York Stock Exchange (the "NYSE") in all material respects, including, without limitation, the requirements for initial and continued listing of the Common Stock on the NYSE and the Company has not received any notice from the NYSE regarding the delisting of the Common Stock from the NYSE.

Any certificate signed by any officer of the Company and delivered to the Manager or to counsel for the Manager in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Manager.
3.	Sale and Delivery of Shares.
3.1
Sale of Shares by Manager, as Sales Agent.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through the Manager, acting as sales agent, and the Manager agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

(a)
The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Manager on any day that (A) is a trading day for the NYSE (a "Trading Day"), (B) the Company has instructed the Manager by telephone (confirmed promptly by electronic mail) to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the Shares to be sold by the Manager daily as agreed to by the Manager (in any event not in excess of the amount available for issuance under the Prospectus, the Company's articles of incorporation and the currently effective Registration Statement) and the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions hereof, the Manager shall use its commercially reasonable efforts to sell on a particular day all of the Shares designated for the sale by the Company on such day. The gross sales price of the Shares sold under this Section 3.1(a) shall be the market price for the Company's Common Stock sold by the Manager under this Section 3.1 on the NYSE at the time of sale of such Shares.

(b)
The Company acknowledges and agrees that (A) there can be no assurance that the Manager will be successful in selling the Shares, (B) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Manager to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Company.

(c)
The Company shall not authorize the issuance and sale of any Share at a price lower than the minimum price therefor designated from time to time by the Company's Board of Directors (the "Board"), a duly authorized committee thereof, or any individual to whom such authority has been duly and properly delegated by the Board or a duly authorized committee thereof, and the Manager shall not sell any Share at a price lower than authorized by the Company and notified to the Manager in writing. The Company or the Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend or terminate the offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties' respective obligations with respect to the Shares sold hereunder prior to the giving of such notice. During any such period of suspension, the Company shall not be obligated to deliver (or cause to be delivered) any of the documents referred to in Sections 4.13 - 4.16 or Section 4.18, be deemed to affirm any of the representations or warranties contained in this Agreement pursuant to Sections 2 or 4 hereof, or be obligated to conduct any due diligence session as referred to in Section 4.19 until the termination of the suspension and the recommencement of the offering of the Shares pursuant to this Agreement (which recommencement shall constitute a Representation Date, as defined in Section 4.13).

(d)
The Manager hereby covenants and agrees (i) not to make any sales of the Shares on behalf of the Company, pursuant to this Section 3.1, other than (A) by any method permitted by law deemed to be an "at the market" offering as defined in Rule 415 under the Securities Act, including, without limitation, sales made directly on the New York Stock Exchange ("NYSE"), on any other existing trading market for the Shares or to or through a market maker, (B) by any other method permitted by law, including, without limitation, privately negotiated transactions, as shall be agreed by the Company and the Manager, or (C) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the Manager pursuant to a Terms Agreement, and (ii) to make all sales of Shares in transactions by which the Shares are issued simultaneously with the payment therefor.

(e)
The compensation to the Manager for sales of the Shares with respect to which the Manager acts as sales agent under this Agreement shall be (i) 2.5% of the gross sales price of the Shares sold pursuant to this Section 3.1 up to aggregate gross sales of $20,000,000 and (ii) 2.0% of the aggregate gross sales price of the Shares sold pursuant to this Section 3.1 in excess of aggregate gross sales of $20,000,000, and such compensation shall be payable as described below in this subsection 3.1(e). The foregoing rates of compensation shall not apply when the Manager acts as principal, in which case the Company may sell Shares to the Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after deduction by the Manager of the compensation payable by the Company to the Manager as set forth in this subsection 3.1(e), and after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the "Transaction Fees"), shall constitute the net proceeds to the Company for such Shares (the "Net Proceeds").

(f)
The Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on the NYSE each day during which the Shares are sold under this Section 3.1 setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to the Manager with respect to such sales.

(g)
Settlement for sales of the Shares pursuant to Section 3.1 of this Agreement (i) prior to September 5, 2017, will occur on the third Trading Day following the date on which such sales are made, and (ii) on and after September 5, 2017, will occur on the second Trading Day following the date on which such sales are made, in either case, provided that, if such third or second Trading Day, as applicable, is not a Business Day, then settlement will occur on the next succeeding Trading Day that is also a Business Day, unless another date shall be agreed to by the Company and the Manager (each such day, a "Settlement Date"). On each Settlement Date, the Shares sold through the Manager for settlement on such date shall be made available to the Manager by book-entry transfer of the Shares through The Depository Trust Company ("DTC") to the account of the Manager's clearing broker at DTC, and Manager (or Manager's clearing broker) will cause the Net Proceeds to be credited immediately to the Company's account at the Manager's clearing broker in same day funds. Manager shall effect settlement for the sale of the Shares through book-entry delivery to the purchaser or its agent by the Manager's clearing broker through its account at DTC following payment by the purchaser or its agent of the gross sales price to DTC in same day funds. If the Company shall default on its obligation to deliver Shares on any Settlement Date, the Company shall (i) indemnify and hold the Manager harmless against any loss, claim or damage arising from or as a result of such default by the Company and (ii) pay the Manager any commission to which it would otherwise be entitled absent such default. The applicable Net Proceeds on any Settlement Date shall always be delivered simultaneously with the Shares delivered by the Company.

(h)
At each Applicable Time, Settlement Date and Representation Date (as defined in Section 4.13), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended or supplemented as of such date. Any obligation of the Manager to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

3.2
Sale of Shares to Manager, as Principal.  If the Company wishes to issue and sell Shares pursuant to this Agreement to the Manager as principal (each, a "Placement"), it will obtain the appropriate approval from its Board and notify the Manager of the proposed terms of such Placement. If the Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Manager unless and until the Company and the Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.  Notwithstanding the foregoing, no Terms Agreement shall amend or change the payment mechanics such that Shares are issued prior to payment therefor or for gross proceeds per Share of less than par value per Share.

3.3
Terms Agreement for Sale of Shares to Manager, as Principal.  Each sale of the Shares to the Manager as principal shall be made in accordance with the terms of this Agreement and a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Manager. The commitment of the Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of Shares to be purchased by the Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a "Time of Delivery") and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants' letters and officers' certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Manager.

3.4
Limitation on Number and Amount of Shares Sold.  Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of Common Stock available for issuance under the currently effective Registration Statement, (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Manager in writing or (iv) the aggregate authorized number of shares of Common Stock authorized to be issued pursuant to the Company's articles of incorporation that have not already been so issued.

3.5
Regulation M Exemption.  If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

3.6
Restrictions on Sales. Subject to such further limitations on offers and sales of Shares or delivery of instructions to offer and sell Shares as are set forth herein and except as may be mutually agreed upon by the Company and the Manager, the Company shall not request the sale of any Shares that would be sold, and no Manager shall be obligated to sell, (i) at any time from and including the fifteenth calendar day following the end of the Company's fiscal quarter (a "Fiscal Quarter") through and including the later to occur of (A) the Trading Day following the day on which the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for a period or periods including such Fiscal Quarter, and (B) the applicable Delivery Date (as defined below) of the Company referenced in Section 4.13 below, or (ii) during any other period in which the Company is, or could be deemed to be, in possession of material non-public information.

4.	Agreements. The Company agrees with the Manager that:
4.1
Filing of Amendment or Supplement.  During any period when the delivery of a prospectus relating to the Shares is required under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus Supplement) to the Base Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished to the Manager a copy for its review prior to filing and will not file any such proposed amendment or supplement to which the Manager reasonably objects. The Company has properly completed the Prospectus, in a form approved by the Manager, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Manager, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Manager of such timely filing. The Company will promptly advise the Manager (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to use promptly its commercially reasonable efforts  to obtain the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its commercially reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable.

4.2
Notice of Material Change.  If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Prospectus, as supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Manager so that any use of the Prospectus may cease until it is amended or supplemented; (ii) amend or supplement the Prospectus to correct such statement or omission; and (iii) supply any amendment or supplement to the Manager in such quantities as the Manager may reasonably request.

4.3
Material Misstatements or Omissions in Prospectus.  During any period when the delivery of a prospectus relating to the Shares is required under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), if any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Manager of any such event, (ii) prepare and file with the Commission, subject to the first sentence of Section 4.1, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its commercially reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Manager in such quantities as the Manager may reasonably request.

4.4
Reports to Security Holders and Manager.  As soon as practicable, the Company will make generally available, via EDGAR, to its security holders and to the Manager an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 in respect of each effective date of the Registration Statement for purposes of sales of Shares pursuant to this Agreement.

4.5
Copies of Reports.  The Company will furnish or make available via EDGAR to its shareholders annual reports containing financial statements audited by independent public accountants and quarterly reports containing financial statements and financial information which may be unaudited.

4.6
Signed Copies of the Registration Statement.  The Company will furnish, or otherwise make available, upon request, to the Manager and counsel for the Manager, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and any supplement thereto as the Manager may reasonably request.

4.7
Qualifications.  The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Manager may reasonably designate and will maintain such qualifications in effect so long as reasonably required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.  The Company will, from time to time, prepare and file such statements and reports as are or may be reasonably required of it to continue such qualifications in effect for so long a period as the Manager may reasonably request for the distribution of the Shares.

4.8
No Issuer Free Writing Prospectus.  Each of the Company and the Manager agree that it has not made and, agrees that, unless it shall have obtained the prior written consent of the other party hereto, will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a "free writing prospectus" (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433.

4.9
Limitation on Sale of Common Stock.  If sales of the Shares have been made but not settled, or the Company has had outstanding with the Manager any instructions to sell the Shares, in either case, within the prior five Business Days, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly announce an intention to effect any such transaction without (i) giving the Manager at least five Business Days' prior written notice specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) the Manager suspending acting under this Agreement for such period of time requested by the Company or as deemed appropriate by the Manager in light of the proposed transaction; provided, however, that the Company may (i) issue and sell Shares pursuant to this Agreement or any Terms Agreement, and (ii) grant restricted shares or options to purchase shares of Common Stock under the Company's existing Equity Incentive Plan, as it may be amended, and issue shares of Common Stock upon exercise or vesting thereof.

4.10	Compliance with the Sarbanes-Oxley Act. The Company will comply in all material respects with all applicable securities and other applicable provisions of the Sarbanes-Oxley Act.
4.11
Market Stabilization.  The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares; provided that nothing herein shall prevent the Company from filing or submitting reports under the Exchange Act or issuing press releases in the ordinary course of business.

4.12
Notifications to Manager.  The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Manager promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would materially alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

4.13
Certificates.  Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than an amendment or supplement effected by the filing with the Commission of any document incorporated by reference therein which shall be subject to the provisions of subclauses (ii), (iii), (v) or (vi) below, and other than a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act relating solely to the offering of securities other than the Shares), (ii) the Company shall file a Quarterly Report on Form 10-Q (each a "Quarterly Report") (the date of each such filing, and any date on which an amendment to any such document is filed, a "Quarterly Filing Date"), (iii) the Company shall file an Annual Report on Form 10-K (the date of each such filing, and any date on which an amendment to any such document is filed, an "Annual Filing Date"), (iv) any Shares are delivered to the Manager as principal at the Time of Delivery pursuant to a Terms Agreement, (v) the Company shall file a Report on Form 8-K containing financial statements, which is incorporated by reference into the Registration Statement, or (vi) otherwise as the Manager may reasonably request upon reasonable advance notice to the Company (such commencement or recommencement date and each such date referred to in (i) – (vi) above, a "Representation Date"), the Company shall furnish or cause to be furnished to the Manager forthwith a certificate dated and delivered the date (the date of each such delivery, the "Delivery Date") of such commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon request, as the case may be, in form satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6.4 of this Agreement which were last furnished to the Manager are true and correct at the time of such commencement or recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6.4, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

4.14
Opinion of Marshall Islands Counsel.  At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager a written opinion of Seward & Kissel LLP, counsel for the Company relating to Marshall Islands law, dated and delivered the date of such Representation Date and addressed to the Manager, in form and substance satisfactory to the Manager.

4.15
Opinion of U.S. Counsel.  At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager a written opinion and negative assurance letter of Seward & Kissel LLP, counsel for the Company relating to U.S. law, dated and delivered the date of such Representation Date and addressed to the Manager, in form and substance satisfactory to the Manager.

4.16
Opinion of Bahamian Counsel.  At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager a written opinion of LennoxPaton, special Bahamian counsel for the Company, dated and delivered the date of such Representation Date and addressed to the Manager, in form and substance satisfactory to the Manager.

4.17
Opinion of Manager Counsel.  At each Representation Date, Morgan, Lewis & Bockius LLP, counsel to the Manager, shall deliver a written opinion, dated and delivered the date of such Representation Date and addressed to the Manager, in form and substance satisfactory to the Manager, with respect to the issuance and sale of the Shares, the Registration Statement, the Prospectus (together with any supplement thereto) and other related matters as the Manager may reasonably require, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. The Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

4.18
Letters of Independent Accountants.  Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented to include additional amended financial information, (ii) the Shares are delivered to the Manager as principal at a Time of Delivery pursuant to a Terms Agreement, (iii) the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, (iv) at the Manager's request and upon reasonable advance notice to the Company, there is filed with the Commission any document (other than an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q) which contains financial information incorporated by reference into the Prospectus or (v) the Manager may reasonably request and upon reasonable advance notice to the Company, the Company shall cause Deloitte, or other independent accountants satisfactory to the Manager forthwith, to furnish the Manager a letter, dated the date of commencement or recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Time of Delivery, as the case may be, in form satisfactory to the Manager, of the same tenor as the letter referred to in Section 6.5 of this Agreement, respectively, but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

4.19
Due Diligence.  Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and at each Representation Date, the Company will conduct a due diligence session, in form and substance satisfactory to the Manager, which shall include representatives of the management and the independent accountants of the Company. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Manager or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company's agents during regular business hours and at the Company's principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Manager may reasonably request.

4.20
Manager Trading. The Company acknowledges that the Manager and its agents may trade, in compliance with applicable law, in the Common Stock for the account of their clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

4.21
Disclosures in Periodic Reports.  At all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer of Shares, the Company shall file its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q within the periods required under the Exchange Act.  The Company shall disclose in such Annual Reports on Form 10-K and such Quarterly Reports on Form 10-Q the number of Shares sold through the Manager under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement during the relevant period.

4.22
Failure of Certain Conditions.  If to the knowledge of the Company, the conditions set forth in Sections 6.1, 6.6 or 6.7 shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such Shares.

4.23
Affirmation of Representations and Warranties.  At each Applicable Time, Settlement Date and Representation Date, the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented as of such date; and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented as of such date.

4.24
Sufficient Common Shares for Issuance.  The Company shall ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the NYSE and to maintain such listing.

4.25
Delivery of Prospectus.  During any period when the delivery of a prospectus relating to the Shares is required under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

4.26	DTC. The Company shall cooperate with the Manager and use its reasonable best efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.
4.27	Use of Proceeds. The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

4.28
Form S-3 Eligibility.  If the Company receives a notice from the Commission or otherwise ceases to be eligible to use Form S-3, the Company will promptly notify the Manager and the Company will not give the Manager instructions to sell Shares under this Agreement until such time as the Company is again eligible to use Form S-3 for such purpose.

4.29	Emerging Growth Company. The Company will promptly notify the Manager if the Company ceases to be an Emerging Growth Company at any time during the term of this Agreement.
5.
Payment of Expenses.  The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto) and the Prospectus, and each amendment or supplement thereto; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement and the Prospectus, and all amendments or supplements thereto, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. ("FINRA") (including filing fees and the reasonable and documented fees and expenses of counsel for the Manager relating to such filings, provided that the aggregate fees and expenses of counsel for the Manager payable by the Company under clause (vi) and this (vii) shall not exceed $35,000); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the Company's accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder. It is understood however, that except as provided in Sections 3.1(e), 5 and 7 hereof, the Manager will pay all of its own out of pocket costs and expenses incurred in connection with entering into this Agreement and the transactions contemplated by this Agreement.

If Shares having an aggregate offering price of at least $20,000,000 have not been offered and sold under this Agreement and all Terms Agreements by the Manager prior to April 15, 2018 (or such earlier date on which the Company terminates this Agreement), the Company shall reimburse the Manager for all of its reasonable and documented out-of-pocket expenses, including, without limitation, the reasonable and documented fees and disbursements of a single counsel for the Manager, which fees and disbursements shall not exceed $50,000 plus an additional $6,500 for each Representation Date following the commencement of the offering of the Shares under this Agreement and prior to April 15, 2018, incurred by it in connection with the offering contemplated by this Agreement, including, without limitation, the preparation and negotiation of this Agreement, the original closing with respect to this Agreement and the periodic delivery of documents hereunder.

6.
Conditions to the Obligations of the Manager.  The obligations of the Manager under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) to the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

6.1
The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission shall have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; any material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company, threatened.

6.2	The Company shall have furnished or caused to be furnished the opinions and letters from its counsel and accountants as set forth in Section 4, on the dates as set forth in Section 4.
6.3
The Manager shall have received from Morgan, Lewis & Bockius LLP, counsel for the Manager, an opinion as set forth in Section 4, on the dates as set forth in Section 4, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

6.4
Each of the Manager and the Company shall have furnished or caused to be furnished to the Manager, on every date specified in Section 4.13 of this Agreement, a certificate by its principal executive officer and principal financial officer dated as of such date, to the effect that the signer of such certificate has carefully examined the Registration Statement and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(a)
the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(b)
no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued by the Commission and no proceedings for that purpose have been instituted or, to such officer's knowledge, threatened; and

(c)
since the date of the most recent financial statements included in the Prospectus, there has been no material adverse effect on the general affairs, condition (financial or otherwise), results of operations, business, properties, assets or prospects of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectus (exclusive of any supplement thereto).

6.5
The Company shall have requested and caused Deloitte to have furnished to the Manager, on every date specified in Section 4.18 hereof and to the extent reasonably requested by the Manager in connection with any offering of the Shares, comfort letters, dated respectively as of such date, in form and substance reasonably satisfactory to the Manager.

6.6
Subsequent to the respective dates as of which information is disclosed in the Registration Statement and the Prospectus, except as otherwise stated therein, there shall not have been any adverse change, or any development involving a prospective adverse change that would reasonably be expected to have a Material Adverse Effect, which, in the Manager's opinion, would materially and adversely affect the market for Shares.

6.7
Since the date of the most recent financial statements included in the Prospectus, there shall not have been any decrease in the rating of any of the debt securities of the Company by any "nationally recognized statistical rating organization" (as defined in Section 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

6.8	FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.
6.9	The Shares shall have been listed and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Manager.
6.10
Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Manager such further information, certificates and documents as the Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Manager and counsel for the Manager, this Agreement and all obligations of the Manager hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Manager. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.
The documents required to be delivered by this Section 6 shall be delivered to the office of Morgan, Lewis & Bockius LLP, counsel for the Manager, at 101 Park Avenue, New York, NY 10178, or electronically to Morgan, Lewis & Bockius at an address provided by it to the Company or its counsel, on each such date as provided in this Agreement.

7.	Indemnification and Contribution.
7.1
The Company agrees to indemnify and hold harmless the Manager, the directors, officers, employees and agents of the Manager and each person who controls the Manager within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Shares as originally filed or in any amendment thereof, or in any Prospectus, Base Prospectus, Prospectus Supplement, or in any amendment thereof or supplement thereto, or in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Shares, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Manager specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

7.2
The Manager agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Manager, but only with reference to written information relating to the Manager furnished to the Company by or on behalf of the Manager specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Manager may otherwise have.  The Company acknowledges that the statement set forth in the last sentence of the first paragraph under "Plan of Distribution" in the Prospectus constitutes the only information furnished in writing by or on behalf of the Manager for inclusion in the documents referred to in the foregoing indemnity.

7.3
Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 7.1 or 7.2 above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 7.1 or 7.2. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party.

Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ one separate counsel (in addition to one local counsel for each applicable jurisdiction), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one action or series of related actions in the same jurisdiction representing the indemnified parties who are parties to such action). An indemnifying party will not, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
7.4
In the event that the indemnity provided in Sections 7.1, 7.2 or 7.3 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively "Losses") to which the Company and the Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Manager on the other hand from the offering of the Shares; provided, however, that in no case shall the Manager be responsible for any amount in excess of total discounts and commissions received by the Manager with respect to the offering of the Shares pursuant to this Agreement and any Terms Agreements. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Manager severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds (before deducting expenses) received by the Company from sales of the Shares pursuant to this Agreement and any Terms Agreements, and benefits received by the Manager shall be deemed to be equal to the total discounts and commissions received by the Manager in connection therewith. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 7.4, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Manager within the meaning of either the Act or the Exchange Act and each director, officer, employee, agent and affiliates of the Manager shall have the same rights to contribution as the Manager, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 7.4.

8.	Termination.
8.1
The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through the Manager, then Section 4.22 shall remain in full force and effect, (ii) with respect to any pending sale of Shares through the Manager, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

8.2
The Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

8.3
This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8.1 or 8.2 above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 7 and 9 shall remain in full force and effect.

8.4
Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3.1(g) of this Agreement.

8.5
In the case of any purchase of Shares by the Manager pursuant to a Terms Agreement, the obligations of the Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company's Common Shares shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus.

9.
Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Manager or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

10.
Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Manager, will be mailed, delivered or telefaxed to the Evercore Group L.L.C. General Counsel (fax no.: (212) 849-3490) and confirmed to the General Counsel, 55 East 52nd Street, New York, NY 10055, Attention: General Counsel; or, if sent to the Company, will be mailed, delivered, telefaxed or sent by email to Dorian LPG Ltd., 27 Signal Road, Stamford, CT  06902, Attn: Ted Young (email: accounting.us@dorianlpg.com, fax no.: (212) 674-9691).

11.
Successors and Parties in Interest.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person shall have any right or obligation hereunder. This Agreement has been and is made solely for the benefit of the Manager and the Company and, to the extent provided in Section 7 of this Agreement, the officers, directors, employees, agents and controlling persons referred to in Section 7 and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person shall acquire or have any right under or by virtue of this Agreement.

12.
No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm's-length commercial transaction between the Company, on the one hand, and the Manager and any affiliate through which it may be acting, on the other, (b) the Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Shares and not as a fiduciary of the Company and (c) the Company's engagement of the Manager in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Manager has advised or is currently advising it on related or other matters). The Company agrees that it will not claim that the Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transactions contemplated by this Agreement.

13.
Integration.  This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof.

14.
Applicable Law.  This Agreement and any Terms Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

15.	Judicial Proceedings.
15.1
Each party irrevocably (i) agrees that any legal suit, action or proceeding against it arising out of or based upon this Agreement, the transactions contemplated hereby or alleged violations of the securities laws of the United States or any state in the United States may be instituted in any New York court, (ii) waive, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any New York court and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  The Company has appointed Seward & Kissel LLP, as its authorized agent (the "Authorized Agent"), upon whom process may be served in any such action arising out of or based on this Agreement, the transactions contemplated hereby or any alleged violations of the securities laws of the United States or any state in the United States which may be instituted in any New York court, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company.

15.2
If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Manager could purchase U.S. dollars with such other currency in the City of New York on the Business Day preceding that on which final judgment is given. The obligations of the Company in respect of any sum due from it to the Manager shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first Business Day, following receipt by the Manager of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Manager may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to the Manager hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, that the party responsible for such judgment shall indemnify the Manager against such loss. If the U.S. dollars so purchased are greater than the sum originally due to the Manager hereunder, the Manager agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to the Manager hereunder.

16.
Waiver of Jury Trial.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

17.
Counterparts.  This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

18.	Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.
19.	Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.
"Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
"Applicable Time" shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.
"Base Prospectus" shall mean the base prospectus referred to in Section 1(a) above contained in the Registration Statement at the Execution Time.
"Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.
"Commission" shall mean the Securities and Exchange Commission.
 "Effective Date" shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Execution Time" shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
"Issuer Free Writing Prospectus" shall mean an issuer free writing prospectus, as defined in Rule 433.
"Prospectus" shall mean the Base Prospectus, as supplemented by the Prospectus Supplement.
"Prospectus Supplement" shall mean the latest Prospectus Supplement filed pursuant to Rule 424(b) of the rules and regulations under the Act prior to the relevant Applicable Time.
"Registration Statement" shall mean the registration statement referred to in Section 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.
"Rule 158", "Rule 163", "Rule 164", "Rule 172", "Rule 405", "Rule 415", "Rule 424", "Rule 430B", "Rule 433" and "Rule 462" refer to such rules under the Act.
"Rule 462(b) Registration Statement" shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.
If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Manager.

[Signature Page Follows]

Very truly yours,

DORIAN LPG LTD.

By:	/s/ Theodore B. Young
Name: Theodore B. Young
Title: Chief Financial Officer & Treasurer

The foregoing Agreement is hereby
confirmed and accepted as of the
 date first written above.

By:	EVERCORE GROUP L.L.C.

By:	/s/ Mark Friedman
Name: Mark Friedman
Title: Senior Managing Director

2

Schedule I-A
List of Vessels and Owners
Vessel Name	Subsidiary	Flag Jurisdiction
Captain Nicholas ML	CNML LPG Transport LLC	Bahamas
Captain John NP	CJNP LPG Transport LLC	Bahamas
Captain Markos NL	CMNL LPG Transport LLC	Bahamas
Comet	Comet LPG Transport LLC	Bahamas
Corsair	Corsair LPG Transport LLC	Bahamas
Corvette	Corvette LPG Transport LLC	Bahamas
Cougar	Dorian Shanghai LPG Transport LLC	Bahamas
Cobra	Dorian Houston LPG Transport LLC	Bahamas
Continental	Dorian Sao Paulo LPG Transport LLC	Bahamas
Concorde	Concorde LPG Transport LLC	Bahamas
Constitution	Dorian Ulsan LPG Transport LLC	Bahamas
Commodore	Dorian Amsterdam LPG Transport LLC	Bahamas
Constellation	Constellation LPG Transport LLC	Bahamas
Cresques	Dorian Dubai LPG Transport LLC	Bahamas
Cheyenne	Dorian Monaco LPG Transport LLC	Bahamas
Clermont	Dorian Barcelona LPG Transport LLC	Bahamas
Chaparral	Dorian Cape Town LPG Transport LLC	Bahamas
Commander	Commander LPG Transport LLC	Bahamas
Cratis	Dorian Geneva LPG Transport LLC	Bahamas
Copernicus	Dorian Tokyo LPG Transport LLC	Bahamas
Challenger	Dorian Explorer LPG Transport LLC	Bahamas
Caravelle	Dorian Exporter LPG Transport LLC	Bahamas

ANNEX A
DORIAN LPG LTD.
Common Stock
TERMS AGREEMENT
, 2017
Evercore Group L.L.C.
55 East 52nd Street
 New York, New York, 10055
Dear Sirs:
Dorian LPG Ltd., a corporation incorporated under the laws of the Marshall Islands (the "Company"), proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated August 25, 2017 (the "Equity Distribution Agreement"), between the Company and Evercore Group L.L.C., to issue and sell to Evercore Group L.L.C. the securities specified in the Schedule I hereto (the "Purchased Shares")[, and solely for the purpose of covering over-allotments,] to grant to Evercore Group L.L.C. the option to purchase the additional securities specified in the Schedule I hereto (the "Additional Shares")].
Evercore Group L.L.C. shall have the right to purchase from the Company all or a portion of the Additional Shares as may be necessary to cover over-allotments made in connection with the offering of the Purchased Shares, at the same purchase price per share to be paid by Evercore Group L.L.C. to the Company for the Purchased Shares, less the amount of any dividends declared and payable on the Purchased Shares but not on such Additional Shares. This option may be exercised by Evercore Group L.L.C. at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company. Such notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the "Option Closing Date"); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in the Schedule I hereto) nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Shares.
Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by Evercore Group L.L.C., as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date], except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date] in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.
An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares [and the Additional Shares], in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.
Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to Evercore Group L.L.C. and the latter agrees to purchase from the Company the number of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Manager and the Company.
DORIAN LPG LTD.

By:
Name:
Title:

ACCEPTED as of the date
first written above.

EVERCORE GROUP L.L.C.

By:
Name:
Title:
2

[Form of Terms Agreement]	Schedule I to the Terms Agreement

Title of Purchased Shares [and Additional Shares]:	Common Stock
Number of Purchased Shares:
[Number of Additional Shares:]
[Price to Public:]
Purchase Price by Evercore Group L.L.C.:
Method of and Specified Funds for Payment of Purchase Price:
By wire transfer to a bank account specified by the Company in same day funds.
Method of Delivery:
Free delivery of the Shares to the Manager's account at The Depository Trust Company in return for payment of the purchase price.
Time of Delivery:
Closing Location:
Documents to be Delivered:
The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery [and on any Option Closing Date]:

(1) The opinions referred to in Sections 4.14-4.16.
(2) The opinion referred to in Section 4.17.
(3) The accountants' letters referred to in Section 4.18.
(4) The officers' certificate referred to in Section 4.13.
(5) Such other documents as the Manager shall reasonably request.